EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 24, 2007, except Notes 15 and 21, as to which the dates are August 16, 2007 and October 23, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K dated October 24, 2007. We also consent to the incorporation by reference of our report dated April 24, 2007, relating to the financial statement schedule, which appears in The Great Atlantic & Pacific Tea Company, Inc.'s Annual Report on Form 10-K for the year ended February 24, 2007.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

December 3, 2007